UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 29, 2010 (July 23, 2010)
King Pharmaceuticals, Inc.

(Exact name of registrant as specified in charter)

Tennessee	001-15875	54-1684963

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

501 Fifth Street, Bristol, Tennessee	37620

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (423) 989-8000
N/A

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
     On November 17, 2008, Alpharma Inc. (“Alpharma”), filed a declaratory judgment action against Purdue Pharma L.P. (“Purdue”) in the U.S. District Court for the Western District of Virginia (Civil Action No. 1:08 -cv-50 (JPJ/PMS)), seeking an order declaring that nine of Purdue’s patents are invalid and/or would not be infringed by the commercialization of Embeda®. King Pharmaceuticals, Inc. (“King”) was added as a party to the action on December 4, 2009. On December 16, 2009, Purdue delivered an unconditional and irrevocable covenant not to sue Alpharma or King (or any of their affiliates, subsidiaries, parents, divisions, successors and assigns) for infringement of eight of the nine patents in the suit with respect to Embeda®. On December 23, 2009, the parties also filed a Stipulation with the Court to dismiss the lawsuit with prejudice with respect to these eight patents. The only patent remaining in the case was U.S. Patent No. 6,696,088 (the “ ‘088 patent”). On February 9, 2010, the United States Patent & Trademark Office issued U.S. Patent No. 7,658,939 (the “ ‘939 patent”) to Purdue. The ‘939 patent is a continuation of the ‘088 patent, and was added to the action.
     On July 23, 2010, King and Alpharma (collectively “the King Parties”) entered into a settlement agreement with Purdue. Pursuant to the terms of the agreement, Purdue agreed not to sue the King Parties or their affiliates in the United States with regard to the manufacture, use or sale of Embeda®. The King Parties are obligated to pay to Purdue an up-front payment and a quarterly royalty on net sales of Embeda® for the duration of any valid claims in the ’088 and ‘939 patents, or other patents in the same family that cover the Embeda® product. In addition, the King Parties agreed not to challenge certain of Purdue’s patents including the ’088 and ‘939 patents, as they may relate to Embeda®. The agreement also obligates the parties to dismiss the civil action described above.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 29, 2010	KING PHARMACEUTICALS, INC.
	By:	/s/ Brian A. Markison
		Name:	Brian A. Markison
		Title:	President and Chief Executive Officer